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--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TRANSMATION INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               [TRANSMATION LOGO]

                                AUGUST 15, 2000

     The Annual Meeting of Shareholders of TRANSMATION, INC. (the "Company") will be held at the Hutchison House, 930 East Avenue, Rochester, New York, on Tuesday, August 15, 2000 at 12:00 noon, local time, for the following purposes more fully described in the accompanying proxy statement:

     1. To elect three directors of the Company.

     2. To consider and act upon a proposal to approve and ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

     3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 23, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  John A. Misiaszek
                                                      Secretary

Dated: July 7, 2000

                               TRANSMATION, INC.
                             10 VANTAGE POINT DRIVE
                           ROCHESTER, NEW YORK 14624

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

     This proxy statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Transmation, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company which will be held on Tuesday, August 15, 2000, and at any adjournments thereof (the "Meeting"). This proxy statement and accompanying form of proxy are being first mailed to shareholders on or about July 7, 2000. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the three director nominees named herein and, unless otherwise indicated, FOR the other proposal described in this proxy statement and the accompanying notice of meeting.

     As of June 23, 2000, the record date for the Meeting, there were 5,986,941 shares of the Company's Common Stock, par value $.50 per share (the "Common Stock"), issued and outstanding. Only shareholders of record on the books of the Company at the close of business on June 23, 2000 are entitled to notice of and to vote at the Meeting. Each such shareholder is entitled to one vote for each share of Common Stock registered in his or her name. A majority of the outstanding Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business. Directors are elected by a plurality of the votes cast at the Meeting with a quorum present. The affirmative vote of at least a majority of the shares of Common Stock present at the Meeting and entitled to vote, without regard to broker non-votes, is required for approval of the other proposal described in this proxy statement and the accompanying notice of meeting. Shares as to which "Abstain" has been selected on the accompanying proxy will be counted as shares present and entitled to vote for purposes of establishing a quorum, and will have the same effect as a vote against the matter.

     Shareholders are entitled to cumulate votes in the election of directors provided a shareholder gives the President, a Vice President or the Secretary of the Company notice that he or she desires that voting at the Meeting be cumulative. Such notice must be in writing and must be given at least 48 hours before the time fixed for holding the Meeting. In addition, a formal announcement must be made at the commencement of the Meeting by the Chairman, the Secretary or by or on behalf of the shareholder, stating that such notice has been given. In the event the Company does not receive such notice within the prescribed time, shareholders will not be entitled to cumulate votes.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other telecommunication. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information as of June 23, 2000 regarding the only persons known to the Company to be a record or beneficial owner of more than 5% of the Common Stock.

                                      NUMBER OF SHARES       PERCENT
        NAME AND ADDRESS              OF COMMON STOCK          OF
       OF BENEFICIAL OWNER         BENEFICIALLY OWNED(1)    CLASS(1)
       -------------------         ----------------------   ---------
E. Lee Garelick                            331,362(2)          5.5%
10 Vantage Point Drive
Rochester, NY 14624

Dimensional Fund Advisors Inc.             372,100(3)          6.2
1299 Ocean Avenue
Santa Monica, CA 90401

---------------

(1) As reported by such holders as of June 23, 2000 (except as otherwise stated in the other footnotes to this table), with percentages based on 5,986,941 shares issued and outstanding except where the holder has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such holder and the number of shares outstanding.

(2) Includes 1,200 shares earned under the Directors' Stock Plan but not yet issued.

(3) The amount shown and the following information is derived from Schedule 13G dated February 4, 2000: Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional has sole power to vote and sole power to dispose of all of the reported shares that are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

     The following table sets forth certain information as of June 23, 2000 regarding the Common Stock held by (i) each current director of the Company,
(ii) each other director nominee, (iii) each "Named Executive" (see "EXECUTIVE COMPENSATION" below), and (iv) all current directors and executive officers of the Company as a group.

                                          NUMBER OF SHARES       PERCENT
                                          OF COMMON STOCK          OF
      NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED(1)    CLASS(1)
      ------------------------         ----------------------   ---------
G. Thomas Bowers                                 5,200(2)          0.1%
Francis R. Bradley                                   0               -
Angelo J. Chiarella                             56,931(3)          1.0
E. Lee Garelick                                331,362(2)          5.5
Nancy D. Hessler                                16,635(4)          0.3
Robert G. Klimasewski                           96,675(5)          1.6
Cornelius J. Murphy                             49,112(6)          0.8
Harvey J. Palmer                                46,049(7)          0.8
Arthur M. Richardson                            44,727(8)          0.7
Eric W. McInroy                                134,203(9)          2.2
Barry F. Wharity                                32,035(10)         0.5
All current directors and executive
officers as a group (11 persons)               768,527(11)        12.5

---------------

 (1) As reported by such persons as of June 23, 2000 (except as otherwise stated in the other footnotes to this table), with percentages based on 5,986,941 shares issued and outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding.

 (2) Includes 1,200 shares earned under the Directors' Stock Plan but not yet issued.

 (3) Includes 6,400 shares jointly owned by Mr. Chiarella and his wife, presently exercisable warrants to purchase an aggregate of 9,000 shares, and 1,400 shares earned under the Directors' Stock Plan but not yet issued.

 (4) Includes 1,000 shares jointly owned by Ms. Hessler and her husband, a presently exercisable warrant to purchase 1,000 shares, and 1,400 shares earned under the Directors' Stock Plan but not yet issued.

 (5) Includes presently exercisable options to purchase an aggregate of 53,000 shares.

 (6) Includes presently exercisable warrants to purchase an aggregate of 9,000 shares, and 1,400 shares earned under the Directors' Stock Plan but not yet issued.

 (7) Includes presently exercisable warrants to purchase an aggregate of 9,000 shares, and 1,600 shares earned under the Directors' Stock Plan but not yet issued.

 (8) Includes presently exercisable warrants to purchase an aggregate of 9,000 shares, and 800 shares earned under the Directors' Stock Plan but not yet issued.

 (9) The amount shown is derived from Mr. McInroy's January 2000 Form 4 Statement of Changes in Beneficial Ownership. It includes presently exercisable options to purchase an aggregate of 98,000 shares, and 800 shares that Mr. McInroy has the right to receive within the next 60 days. See "EXECUTIVE COMPENSATION - EMPLOYMENT AND SEVERANCE AGREEMENTS" below.

(10) The amount shown is derived from Mr. Wharity's January 2000 Form 4 Statement of Changes in Beneficial Ownership.

(11) Includes presently exercisable options and warrants to purchase an aggregate of 131,000 shares, and 9,000 shares earned under the Directors' Stock Plan but not yet issued.

                             ELECTION OF DIRECTORS

     Three of the Company's eight current directors are to be elected by the shareholders at the Meeting, each to hold office for a term expiring in 2003 or until his successor is duly elected and qualifies.*

     THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE THREE NOMINEES NAMED BELOW. Messrs. Bowers and Murphy are currently directors of the Company; Mr. Bradley has been nominated for the first time. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the three nominees named below. The votes represented by such proxies may be cumulated if notice is given as described in "GENERAL INFORMATION" above.

     The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine.

                       PROPOSED FOR ELECTION AS DIRECTORS
                           AT THE 2000 ANNUAL MEETING

                                                                DIRECTOR
                    NAME AND BACKGROUND                          SINCE
                    -------------------                         --------
G. THOMAS BOWERS, age 56, was elected a director of the           1999
  Company in December 1999. He has served as President and
  Chief Executive Officer of Finger Lakes Financial Corp.
  and its subsidiary, Savings Bank of the Finger Lakes, FSB,
  Geneva, New York, since July 1995. He was President and
  Chief Executive Officer of Citizens Savings Bank, FSB,
  Ithaca, New York, from July 1992 until December 1994. Mr.
  Bowers was employed by Columbia Banking Savings and Loan
  Association, Rochester, New York, from 1987 until June
  1992, serving as President and Chief Executive Officer
  from April 1991 until June 1992. Mr. Bowers also serves on the Board of Directors of Finger Lakes Financial Corp.

FRANCIS R. BRADLEY, age 54, will retire from E.I. du Pont de         -
  Nemours and Company, a global science and technology
  company, in August 2000. From July 1999 to August 2000, he was Business Manager of DuPont's GSB-Instrumentation
  Center. Mr. Bradley first joined DuPont in 1968, and has
  served there in various management positions for over 30
  years.

CORNELIUS J. MURPHY, age 69, is Chairman of the Board of the      1991
  Company and has served variously as Chairman of the Board,
  Lead Director and Chairman of the Executive Committee of
  the Board since January 1995. He has been Senior Vice
  President in the Rochester, New York office of Goodrich
  and Sherwood Company (human resources management
  consulting) since 1990. For over 35 years prior to that,
  he was employed by Eastman Kodak Company in various
  executive positions, including Senior Vice President and a
  Director in the office of the Chairman. Mr. Murphy also
  serves on the Board of Directors of Rochester Gas and
  Electric Corporation.

---------------

* A vacancy currently exists in the class of directors whose term of office expires in 2001. The Board of Directors intends to engage an individual having appropriate talent, skills and experience to fill that vacancy; however, while the Board's search for such a candidate is underway, it has not been completed. When identified, that candidate will stand for election at the next Annual Meeting of Shareholders, scheduled to be held in August 2001.

                      DIRECTORS WHOSE TERMS DO NOT EXPIRE
                           AT THE 2000 ANNUAL MEETING

     The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

                                                              DIRECTOR     TERM
                    NAME AND BACKGROUND                        SINCE      EXPIRES
                    -------------------                       --------    -------
ANGELO J. CHIARELLA, age 66, is Director of Planning for        1967       2002
  F.J.F. Architects, Rochester, New York. From November 1997
  until April 1999, he served as Vice President in the
  Rochester, New York office of Arnold Industries, Inc.
  (commercial real estate). From 1963 to November 1997, he
  served as President and Chief Executive Officer of Midtown
  Holdings Corp., Rochester, New York (commercial real
  estate). Mr. Chiarella also serves on the Board of
  Directors of Rochester Gas and Electric Corporation.
E. LEE GARELICK, age 65, is retired. From April 1996 until      1996       2002
  March 1999, he was employed by the Company as a senior
  executive. From June 1979 until April 1996, he was
  President and part owner of Altek Industries Corp.,
  Rochester, New York (manufacturer of calibration
  instrumentation), which was acquired by the Company in
  April 1996.
NANCY D. HESSLER, age 54, has been Senior Manager of Human      1997       2001
  Resources of Nortel Networks Corp., Network Information
  Services Group, Rochester, New York (telecommunications
  systems) since October 1998. From May 1996 until September
  1998, she was Group Manager of Human Resources for
  Rochester Gas and Electric Corporation, Rochester, New
  York (public utility). From 1991 until May 1996, Ms.
  Hessler served as Human Resource Manager of the Advanced
  Imaging Business Unit and as Manager of Sourcing for the
  General Services Division of Xerox Corporation.
ROBERT G. KLIMASEWSKI, age 57, has served as President and      1982       2001
  Chief Executive Officer of the Company since December
  1999. He served as Chairman of the Board of the Company
  from April 1998 until December 1999, and as President and
  Chief Executive Officer of the Company from June 1994
  until April 1998. Mr. Klimasewski is also Vice Chairman of
  Burleigh Instruments, Inc., Rochester, New York
  (manufacturer of laser instrumentation and
  micropositioning equipment), which he founded in 1972. He
  also serves on the Board of Directors of Laser Power
  Corporation.
DR. HARVEY J. PALMER, age 54, is Professor and Dean of the      1987       2002
  Kate Gleason College of Engineering at the Rochester
  Institute of Technology, Rochester, New York. Prior to
  that appointment, he was a Professor of Chemical
  Engineering at the University of Rochester from 1971
  through June 2000, where he also held positions of
  Department Chair and Associate Dean of Graduate Studies.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held eight meetings during the fiscal year ended March 31, 2000 ("Fiscal 2000"). Each director attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he or she served.

     The Board of Directors has established, among other Committees, an Audit Committee, a Compensation, Benefits and Stock Options Committee, and a Committee on Directors, which serves as the nominating committee of the Board.

     The current members of the Audit Committee are Arthur M. Richardson (Chair), Mr. Chiarella and Dr. Palmer. The Committee reviews with PricewaterhouseCoopers LLP, the Company's independent auditors, the Company's financial statements and internal accounting procedures, PricewaterhouseCoopers LLP's auditing procedures and fees, and the possible effects of professional services upon the independence of PricewaterhouseCoopers LLP. The Committee held three meetings during Fiscal 2000.

     The current members of the Compensation, Benefits and Stock Options Committee are Mr. Chiarella (Chair), Mr. Bowers, Mr. Garelick, Ms. Hessler, Mr. Murphy, Dr. Palmer and Arthur M. Richardson. The Committee makes recommendations to the Board with respect to compensation and benefits paid to the Company's management and acts as the Stock Option Committee of the Board (see "EXECUTIVE COMPENSATION" below). The Compensation, Benefits and Stock Options Committee held six meetings during Fiscal 2000.

     The current members of the Committee on Directors are Mr. Murphy (Chair), Ms. Hessler and Mr. Klimasewski. The Committee on Directors is charged with improving the training and performance of the Company's directors, as well as making nominations to the Board. It also considers and establishes procedures regarding nominations to the Board submitted by shareholders. The Committee held two meetings during Fiscal 2000. Shareholder recommendations for nomination to the Board should be sent to the Company, to the attention of the Chairman of the Board.

DIRECTORS' COMPENSATION

     The Directors' Stock Plan provides for automatic, non-discretionary awards of shares of Common Stock, in lieu of cash directors' fees, to each non-employee director who elects to participate, at the rates of (i) a retainer of 2,000 shares of Common Stock for each full year during which he or she serves as a director (or, if fewer, shares having an aggregate market value of $10,000),
(ii) 400 shares of Common Stock for each meeting of the Board that he or she attends (or, if fewer, shares having an aggregate market value of $1,500), and
(iii) 200 shares of Common Stock for each meeting of a Committee of the Board that he or she attends (or, if fewer, shares having an aggregate market value of $750). Except in certain defined instances, attendance at meetings by telephone does not qualify for such awards. A maximum of 200,000 shares of Common Stock is available for awards under the Directors' Stock Plan.

     During Fiscal 2000, Mr. Bowers, Mr. Chiarella, Mr. Garelick, Ms. Hessler, Mr. Murphy, Dr. Palmer and Arthur M. Richardson elected to participate in the Directors' Stock Plan, and an aggregate of 38,973 shares of Common Stock were so issued to them.

     During Fiscal 2000, the Company also paid to Mr. Murphy $17,500 in cash and a bonus award of 870 shares of Common Stock (having a market value of $2,500 on the date of the award) for his additional services during the prior year as Lead Director of the Company.

     Directors who are also employees of the Company (currently, only Mr. Klimasewski) are paid no compensation for their services as directors.

DIRECTORS' WARRANT GRANTS AND EXERCISES

     Pursuant to the Company's Amended and Restated Directors' Warrant Plan, during Fiscal 2000 each then current non-employee director of the Company (Mr. Chiarella, Mr. Garelick, Ms. Hessler, Mr. Murphy, Dr. Palmer and Arthur M. Richardson) received an automatic, non-discretionary grant of a warrant, expiring on August 17, 2004, to purchase 4,000 shares of Common Stock at an exercise price of $3.0625 per share (the market price of the Common Stock on the grant date). Each warrant becomes exercisable in 1,000-share increments on specified dates provided that the market price of the Common Stock reaches and maintains certain specified levels; in any event, each warrant vests and becomes exercisable no later than August 18, 2003. None of such warrants is transferable except by will or intestacy, and during the director's lifetime they are exercisable only by the director. Unexercised warrants lapse 90 days after the date a director ceases to be a director of the Company.

     No warrants were exercised during Fiscal 2000.

                               EXECUTIVE OFFICERS

     The Company is currently served by four executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

     ROBERT G. KLIMASEWSKI, age 57, is President and Chief Executive Officer of the Company. Further information about Mr. Klimasewski is set forth under "ELECTION OF DIRECTORS" above.

     NEIL A. MCCAW, age 32, has served as the Company's President of Distribution Products since February 2000. Mr. McCaw has been employed by the Company since June 1990 in various positions, including during the past three years, General Manager of Customer Service, Director of Transcat's Measurement & Control Division, and Director of Transcat's e-commerce initiative, MetersandInstruments.com.

     JOHN A. MISIASZEK, age 52, is Vice President-Finance of the Company, a position he has held since 1982. Mr. Misiaszek, a certified public accountant who has been with the Company since 1975, has also served as Secretary and Treasurer of the Company for more than the past five years.

     ALAN R. SARTAIN, age 39, has served as the Company's President of Calibration Services since February 2000. From 1996 to 1999, he served as Vice President of Marketing and Sales for the Lab and Distributor Channel of the North American Vision Care Division of Bausch & Lomb, Inc. (healthcare eye products). Including his most recent position, Mr. Sartain was employed by Bausch & Lomb for over 17 years in numerous marketing and sales positions.

                             EXECUTIVE COMPENSATION

     Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the fiscal years ended March 31, 2000, 1999 and 1998, paid by the Company to both persons who served as Chief Executive Officer during Fiscal 2000, and a former executive officer who would have been among the Company's four most highly compensated executive officers if he had remained an executive officer until March 31, 2000 (collectively, the "Named Executives"). None of the Company's other executive officers at March 31, 2000 had total annual salary and bonus in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION             LONG TERM
                                     -------------------------------------   COMPENSATION
                                                 BONUS OR        OTHER       ------------
                                                PERFORMANCE      ANNUAL         OPTION       ALL OTHER
         NAME AND           FISCAL    SALARY       AWARD      COMPENSATION      GRANTS      COMPENSATION
    PRINCIPAL POSITION       YEAR     ($)(1)      ($)(1)         ($)(2)          (#)         ($)(1)(3)
    ------------------      ------   --------   -----------   ------------      ------      ------------
ROBERT G. KLIMASEWSKI        2000    $199,519           0          0           200,000               0
  President and Chief        1999     175,000     $50,000          0            20,000               0
  Executive Officer(4)       1998     235,000           0          0            52,000               0
ERIC W. MCINROY              2000    $279,795           0          0                 0        $281,931(6)
  President and Chief        1999     210,000     $50,000          0            35,000           5,103
  Executive Officer(5)       1998     170,000           0          0            52,000               0
BARRY F. WHARITY             2000    $167,411           0          0                 0        $184,573(8)
  President, Transcat        1999     150,000           0          0            75,000           5,029
  Division(7)

---------------

(1) The amounts shown include cash compensation earned during the fiscal year indicated (whether paid during or subsequent to that year) as well as cash compensation deferred at the election of the Named Executive into the Company's Long Term Savings and Deferred Profit Sharing Plan (the "401(k) Plan").

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation for any year does not exceed 10% of the total amount of annual salary and bonus for any Named Executive.

(3) The amounts shown reflect (i) the Company's contributions to the 401(k) Plan, and (ii) the other compensation described in footnotes (6) and (8) to this table.

(4) Mr. Klimasewski became President and Chief Executive Officer on December 7, 1999. Prior to that in Fiscal 2000, and during all of Fiscal 1999, he served instead as Chairman of the Board of the Company. He served as President and Chief Executive Officer during Fiscal 1998.

(5) On December 7, 1999, Mr. McInroy was removed by the Board of Directors as President and Chief Executive Officer, a position he had held since the beginning of Fiscal 1999. During Fiscal 1998, he served as Executive Vice President and Chief Operating Officer.

(6) The amount shown reflects: (i) a Company contribution to the 401(k) Plan of $3,456; (ii) payments in lieu of severance of $267,680; (iii) out-placement services of $5,000; (iv) the market value, as of the date of each award, of an aggregate of 800 shares of Common Stock awarded to Mr. McInroy pursuant to a consulting agreement with the Company; and (v) $3,145 paid by the Company pursuant to such consulting agreement under the Company's health insurance, dental insurance and flexible spending account plans. See "EXECUTIVE COMPENSATION - EMPLOYMENT AND SEVERANCE AGREEMENTS" below.

(7) Mr. Wharity was removed as an executive officer of the Company in February 2000. He had first become an executive officer in Fiscal 1999.

(8) The amount shown reflects: (i) a Company contribution to the 401(k) Plan of $5,073; and (ii) severance payments of $179,500. See "EXECUTIVE COMPENSATION - EMPLOYMENT AND SEVERANCE AGREEMENTS" below.

STOCK OPTIONS

     Shown below is further information on grants of stock options, under the Amended and Restated 1993 Stock Option Plan (the "Option Plan"), during Fiscal 2000 to the Named Executives. The Company has no provision for stock appreciation rights.

                          OPTION GRANTS IN FISCAL 2000

                                            INDIVIDUAL GRANTS
                           ---------------------------------------------------
                                          PERCENT OF
                                            TOTAL                                  POTENTIAL REALIZABLE VALUE
                                           OPTIONS                                  AT ASSUMED ANNUAL RATES
                                          GRANTED TO                              OF STOCK PRICE APPRECIATION
                                          EMPLOYEES     EXERCISE                      FOR OPTION TERM (1)
                             OPTIONS      IN FISCAL      PRICE      EXPIRATION    ----------------------------
          NAME             GRANTED (#)       YEAR        ($/SH)        DATE          5% ($)         10% ($)
          ----             -----------    ----------    --------    ----------    ------------    ------------
Robert G. Klimasewski        200,000         57.7%      $2.4062      12/16/04       $132,967        $293,797
Eric W. McInroy                    0            -             -             -              -               -
Barry F. Wharity                   0            -             -             -              -               -

---------------

(1) The dollar amounts in these columns are the result of calculations of potential realizable value at the 5% and 10% rates set by the Securities and Exchange Commission (the "SEC") and are not intended to forecast future appreciation of the Common Stock. There can be no assurance that the Common Stock will perform at the assumed annual rates shown in the table. The Company will neither make nor endorse any predictions as to future stock performance. As an alternative to the assumed potential realizable values stated in the 5% and 10% columns, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company has not chosen this alternative for purposes of the table.

     Shown below is information with respect to (i) options exercised by the Named Executives during Fiscal 2000 and (ii) unexercised options held by the Named Executives at the end of Fiscal 2000.

                 AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND
                         FISCAL YEAR-END OPTION VALUES*

                                                                                     VALUE OF ALL UNEXERCISED
                                                     UNEXERCISED OPTIONS HELD        IN-THE-MONEY OPTIONS AT
                          SHARES        VALUE             AT FY-END (#)                   FY-END ($)(2)
                       ACQUIRED ON     REALIZED    ----------------------------    ----------------------------
        NAME           EXERCISE (#)     ($)(1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           ------------    --------    -----------    -------------    -----------    -------------
Robert G. Klimasewski         -              -       53,000          379,000            -           $118,760
Eric W. McInroy           7,500         $4,688       98,000          149,000            -                  -
Barry F. Wharity          6,000         $6,000       37,500          137,500            -                  -

---------------

 * Numbers of shares and per share prices have been retroactively adjusted to give effect to a 2-for-1 stock split in the form of a stock dividend paid in July 1997.

(1) Expressed as the excess of the market value of the Common Stock on the date of exercise over the exercise price of the option.

(2) Expressed as the excess of the market value of the Common Stock at fiscal year-end ($3.00 per share) over the exercise price of each option. Most of such options have exercise prices in excess of $3.00 per share.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The provisions of the Company's employment agreements with Robert G. Klimasewski and Eric W. McInroy covering Fiscal 2000 are described in "EXECUTIVE COMPENSATION - REPORT OF THE COMPENSATION, BENEFITS AND STOCK OPTIONS COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION - CHIEF EXECUTIVE OFFICER COMPENSATION" below.

     In connection with the Board of Directors' removal of Mr. McInroy as President and Chief Executive Officer in December 1999, the Company entered into a settlement agreement with him providing for: (i) the termination of his employment agreement with the Company and his resignation from the Boards of Directors and all officerships of the Company and its subsidiaries; (ii) his release of the Company from all claims relating to his removal; (iii) the immediate payment to him, in lieu of severance, of $110,180; (iv) the further payment to him of $157,500 in three equal installments in April 2000, July 2000 and January 2001; (v) the provision of up to $5,000 in third-party outplacement services; and (vi) the execution of an employed consultant agreement between him and the Company.

     Such employed consultant agreement with Mr. McInroy provides for: (i) his retention as a part-time consultant to the President and Chief Executive Officer until October 31, 2002; (ii) his agreement not to compete with the Company prior to October 31, 2002; (iii) his participation in certain employee benefits to the extent that part-time employees are entitled to participate; and (iv) the award to him of shares of Common Stock as follows: (a) 400 shares (or, if fewer, shares having an aggregate market value of $1,500) for each meeting of the Board of Directors held between January 24, 2000 and August 21, 2001; (b) 1,777 shares (or, if fewer, shares having an aggregate market value of $6,667) on August 15, 2000; and (c) 2,666 shares (or, if fewer, shares having an aggregate market value of $10,000) on August 21, 2001. Mr. McInroy resigned from the Board of Directors in January 2000 and does not attend any of its meetings.

     In connection with the removal of Barry F. Wharity as President of the Transcat Division in February 2000, the Company entered into an agreement with him providing for: (i) the payment to him of $179,500; (ii) his release of the Company from all claims relating to his removal; and (iii) his agreement not to compete with the Company for one year.

REPORT OF THE COMPENSATION, BENEFITS AND STOCK OPTIONS COMMITTEE
WITH RESPECT TO EXECUTIVE COMPENSATION

     The following report of the Compensation, Benefits and Stock Options Committee (the "Committee") shall not be deemed incorporated by reference by any statement which incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (except to the extent that the Company specifically incorporates this information by reference), nor shall it otherwise be deemed filed under either such Act.

     The following discussion applies to the compensation of all of the Company's senior executives, including Robert G. Klimasewski and Eric W. McInroy, the Chief Executive Officers during Fiscal 2000, except to the extent that certain elements of Messrs. Klimasewski's and McInroy's compensation were fixed pursuant to contract with the Company (see "CHIEF EXECUTIVE OFFICER COMPENSATION" later in this Report).

     EXECUTIVE COMPENSATION PHILOSOPHY. The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the short-term and long-term success of the Company and each of its operating divisions and contribute to increasing shareholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters based on this review. More importantly, the Company's executive compensation program is intended to compensate sustained performance. Executives are rewarded based upon corporate performance, divisional performance and individual performance. Corporate performance and divisional performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to benchmarks. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and goals. The primary criteria for the awarding of incentive compensation are as follows:

     - Company-wide profitability in excess of an annually predetermined amount is generally a prerequisite to the payment of any incentive compensation, so that every executive is motivated to achieve profitability for the entire Company.

     - Incentive compensation is measured by the Company's and each operating division's success in meeting key line items in the Company's budget, particularly profits.

     - Divisional success for purposes of incentive compensation is measured by sales, gross margin and divisional profitability.

     - Leadership is rewarded, as is the extent to which an individual sets, meets and exceeds goals that are beneficial to the Company's long-term success.

     - Controlling expenses, as measured against budget, is rewarded.

     Annually, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, an annual salary plan for the executives other than the Chief Executive Officer (whose salary is customarily fixed by contract). This salary plan is developed under the ultimate direction of the Chief Executive Officer based on industry peer group information and performance judgments as to the past and expected future contributions of each executive.

     Prior to the start of each fiscal year, the Chief Executive Officer sets individualized objectives and key goals for each of the Company's executives in keeping with the criteria set forth above. During each fiscal year, the Chief Executive Officer gives executives ongoing feedback on performance. After the end of the fiscal year, the Chief Executive Officer evaluates each executive's accomplishment of objectives and attainment of key goals and provides summaries of performance appraisals to the Committee along with recommendations on salary, bonuses and stock options. The performance appraisals and recommendations are considered by the Committee in deciding whether to grant performance awards and in establishing the base salary for executives for the next fiscal year. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer's performance are provided by the Chairman of the Board.

     EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program is structured to attract and retain key executives capable of improving products and services, promoting technological innovation, fostering teamwork, motivating employees and accomplishing and integrating acquisitions, all with the ultimate goal of improving profitability and enhancing shareholder value.

     The annual compensation paid to executives consists of a base salary, cash bonuses and, in some circumstances, performance awards and stock bonuses. Salaries are reviewed by the Committee at least annually, and may be changed based on (i) information derived from the evaluation procedures described above and a determination that an individual's contributions to the Company have increased or decreased, (ii) changes in competitive compensation levels, and/or
(iii) changes in the Company's business prospects.

     The Company's Annual Executive Bonus Plan, which is formulated and approved annually by the Committee, provides for the payment of cash bonuses. Under this Plan, the Company must first make a profit at a level determined annually by the Committee before any bonuses are paid to executives. Once that threshold is reached, a bonus pool is established from which a participating executive receives a bonus at a predetermined percentage of the pool, subject to a reduction of up to 25% at the discretion of the Chief Executive Officer. Because the Company did not achieve a profit in Fiscal 2000, no cash bonuses were paid to any executives for Fiscal 2000.

     In addition, performance awards may be granted by the Committee in the case of unique performance contributing to the Company's long-term success. No such awards were paid during Fiscal 2000.

     Long-term incentives are intended to be provided through the grant of stock options under the Option Plan. The Committee views stock options as a means of aligning the long range interests of all employees, including executives, with those of the shareholders by providing them with the opportunity to build a meaningful stake in the Company. On occasion, the Company also grants options to employees pursuant to agreements not covered by the Option Plan. During Fiscal 2000, the Committee granted to an aggregate of 114 employees, at all levels of employment, options to purchase an aggregate of 346,540 shares of Common Stock, including options to purchase an aggregate of 280,000 shares granted to current executive officers Robert G. Klimasewski, Neil A. McCaw and Alan R. Sartain. See "EXECUTIVE OFFICERS" and "EXECUTIVE COMPENSATION - STOCK OPTIONS" above.

     Executives and other employees are also entitled to participate in the Company's Long-Term Savings and Deferred Profit Sharing Plan, a 401(k) plan.

  CHIEF EXECUTIVE OFFICER COMPENSATION

     Eric W. McInroy served as the Company's President and Chief Executive Officer during Fiscal 2000 until December 7, 1999, when he was removed from office by the Board of Directors. During the time he served as President and Chief Executive Officer, Mr. McInroy was compensated pursuant to an employment agreement providing for an annual salary of $210,000, an annual cash bonus under the Company's Annual Executive Bonus Plan, and certain other benefits that are provided to the Company's other senior executives. However, no bonus was payable to any executive, including Mr. McInroy, under the Annual Executive Bonus Plan for Fiscal 2000. Mr. McInroy's employment agreement provided for severance if the Company were to terminate the agreement without cause (as defined therein), in an amount equal to the total compensation (including bonuses, benefits and other compensation, if any) payable to him during the 12 months immediately preceding the termination date; however, this employment agreement was terminated and superseded by the agreements described under "EXECUTIVE COMPENSATION - EMPLOYMENT AND SEVERANCE AGREEMENTS" above. Mr. McInroy's employment agreement also prohibited him from engaging, during its term, in any business that is in competition with the Company, and required him indefinitely to keep confidential the Company's trade secrets.

     Based on its study and review of comparable companies, the Committee believed that Mr. McInroy's employment agreement fixed his total compensation for Fiscal 2000 at a level that was commensurate with amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and recent results at similarly positioned companies. It was approved by the Board of Directors on the Committee's recommendation, reflecting the Committee's assessment of Mr. McInroy's prior year's performance as the

Company's Chief Executive Officer. On the Committee's recommendation reflecting its assessment of the Company's Fiscal 2000 performance, Mr. McInroy was removed by the Board of Directors as President and Chief Executive Officer on December 7, 1999.

     Effective December 7, 1999, Robert G. Klimasewski was reelected as President and Chief Executive Officer of the Company, the position he had held prior to Mr. McInroy's tenure. At that time, Mr. Klimasewski and the Company entered into an employment agreement, expiring March 31, 2000, providing for an annual salary of $250,000, an annual cash bonus under the Company's Annual Executive Bonus Plan, and certain other benefits that are provided to the Company's other senior executives. However, no bonus was payable to any executive, including Mr. Klimasewski, under the Annual Executive Bonus Plan for Fiscal 2000. On December 17, 1999, Mr. Klimasewski was also granted an option to purchase 200,000 shares of Common Stock. See "EXECUTIVE COMPENSATION - STOCK OPTIONS" above. If the Company were to terminate the employment agreement without cause (as defined therein), Mr. Klimasewski would have been entitled to severance in an amount equal to the total compensation (including bonuses, benefits and other compensation, if any) payable to him during the 12 months immediately preceding the termination date. Mr. Klimasewski's employment agreement prohibited him from engaging, during its term, in any business that is in competition with the Company, and required him indefinitely to keep confidential the Company's trade secrets. The Committee and Mr. Klimasewski are in the process of negotiating an employment agreement for the current fiscal year.

     Based on its study and review of comparable companies, the Committee believes that Mr. Klimasewski's employment agreement fixed his total compensation for Fiscal 2000 at a level that was commensurate with amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and prior results at similarly positioned companies. It was approved by the Board of Directors on the Committee's recommendation, reflecting the Committee's assessment of Mr. Klimasewski's performance from June 1994 until April 1998 as the Company's Chief Executive Officer, and his proven ability and dedication to provide the leadership and vision necessary to return the Company to profitability and enhance the long-term value of the Company.

                                          COMPENSATION, BENEFITS AND STOCK
                                          OPTIONS COMMITTEE

                                          Angelo J. Chiarella, Chair
                                          G. Thomas Bowers*
                                          E. Lee Garelick
                                          Nancy D. Hessler
                                          Cornelius J. Murphy
                                          Harvey J. Palmer
                                          Arthur M. Richardson

INSIDER PARTICIPATION IN COMPENSATION, BENEFITS AND STOCK OPTIONS COMMITTEE

     The Chief Executive Officer consults with the Committee. He participates in discussions of the Committee and makes recommendations to it, but he does not vote or otherwise participate in the Committee's ultimate determinations. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Committee because his evaluations and recommendations with respect to the compensation and benefits paid to executives other than himself are extremely valuable to the Committee. However, the Chief Executive Officer neither participates nor is otherwise involved in the deliberations of the Committee with respect to his own compensation and benefits.

---------------

     * Mr. Bowers did not join the Board of Directors or the Committee until December 1, 1999.

STOCK PRICE PERFORMANCE GRAPH

     The following graph sets forth a comparison of the cumulative total shareholder return on the Common Stock during the five-year period ended March 31, 2000 (based on the market price thereof and taking into account the 2-for-1 stock split in the form of a stock dividend paid by the Company in July 1997), with the cumulative total return of companies on the Standard & Poor's 500 Index and the Standard & Poor's Technology 500 Index.

                                INDEXED RETURNS

                                                    TRANSMATION INC.              S&P 500 INDEX              TECHNOLOGY-500
                                                    ----------------              -------------              --------------
Base Period|Mar95                                        100.00                      100.00                      100.00
Mar96                                                    120.03                      132.10                      135.01
Mar97                                                    263.55                      158.29                      182.52
Mar98                                                    308.25                      234.27                      275.84
Mar99                                                    112.95                      277.51                      442.48
Mar00                                                    112.95                      327.30                      783.40

ASSUMES $100 INVESTED ON MARCH 31, 1995 IN THE COMPANY'S COMMON STOCK, THE COMPANIES COMPRISING THE STANDARD & POOR'S 500 INDEX AND THE COMPANIES COMPRISING THE STANDARD & POOR'S TECHNOLOGY 500 INDEX.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

     The Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

                              RELATED TRANSACTIONS

     In 1996 the Company acquired Altek Industries Corp. ("Altek") from E. Lee Garelick (now a director of the Company) and James N. Wurtz. Pursuant to the stock purchase agreement providing for the acquisition: (i) until April 3, 2006, Mr. Garelick has "piggy-back" registration rights with respect to his shares of Common Stock, subject to certain conditions; and (ii) subject to the prior consent of the Company's lender, the Company has the right of first refusal to purchase, at an average market price, shares of Common Stock which Mr. Garelick proposes to dispose of (other than in certain transactions).

     Until December 1999, Altek leased certain business premises from a corporation owned by the adult children of Mr. Garelick and Mr. Wurtz. During Fiscal 2000, Altek paid the lessor a rental of $45,627, which the Company believes was a market rental rate. The lease expired in December 1999.

     See also "EXECUTIVE COMPENSATION - EMPLOYMENT AND SEVERANCE AGREEMENTS" above.

                       SELECTION OF INDEPENDENT AUDITORS

     The firm of PricewaterhouseCoopers LLP, certified public accountants, served as the independent auditors of the Company for Fiscal 2000. In addition to the audit of the Fiscal 2000 financial statements, the Company engaged PricewaterhouseCoopers LLP to perform certain services for which it was paid professional fees. The Audit Committee of the Board of Directors considered the possible effect of such professional services on the independence of PricewaterhouseCoopers LLP and approved such services prior to their being rendered.

     The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 31, 2001. This selection will be presented to the shareholders for their approval at the Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal. If the shareholders do not approve this selection, the Board of Directors will reconsider its choice.

     The Company has been advised by PricewaterhouseCoopers LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he or she should so desire.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In order for any shareholder proposal to be included in the Company's proxy statement to be issued in connection with the 2001 Annual Meeting of Shareholders, the Company must receive such proposal at its principal executive office (Transmation, Inc., 10 Vantage Point Drive, Rochester, New York 14624,
Attention: John A. Misiaszek, Secretary) no later than March 10, 2001. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such Annual Meeting. Shareholder proposals that are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before the 2001 Annual Meeting of Stockholders if notice thereof is received by the Company, as described immediately above, no later than May 24, 2001.

                                 OTHER MATTERS

     As of the date hereof, the Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  John A. Misiaszek
                                                      Secretary

Dated: July 7, 2000

                                  DETACH CARD
--------------------------------------------------------------------------------

                               TRANSMATION, INC.
 P            The undersigned hereby appoints ROBERT G. KLIMASEWSKI and
 R        JOHN A. MISIASZEK, and each of them, proxies for the
 O        undersigned with full power of substitution, to vote all shares
 X        of the Common Stock of TRANSMATION, INC. (the "Company") owned
 Y by the undersigned at the Annual Meeting of Shareholders to be held at the Hutchison House, 930 East Avenue, Rochester, New York, on Tuesday, August 15, 2000 at 12:00 noon, local time, and at any adjournment or adjournments thereof, reserving to such proxies the right to vote such shares cumulatively to elect the maximum number of nominees:
          1. Election of Directors.

            [ ] FOR all nominees listed below (except as marked to the contrary).

            [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

            INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW.

              G. Thomas Bowers    Francis R. Bradley    Cornelius J. Murphy

          2. Proposal to approve and ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

                                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

          3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

                             (Continued and TO BE SIGNED on reverse side)

                                  DETACH CARD
--------------------------------------------------------------------------------

                          (continued from other side)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. This Proxy will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS SPECIFICALLY WITHHELD ACCORDING TO THE INSTRUCTIONS, A SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND, UNLESS OTHERWISE SPECIFIED, FOR THE OTHER PROPOSAL LISTED HEREIN AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated July 7, 2000, describing more fully the proposals set forth herein.

                                               Dated:              , 2000
                                                      -------------
                                               --------------------------

                                               --------------------------
                                                    Signature(s) of
                                                     shareholder(s)

                                               Please date and sign name
                                               exactly as it appears
                                               hereon. Executors,
                                               administrators, trustees,
                                               etc. should so indicate
                                               when signing. If the
                                               shareholder is a
                                               corporation, the full
                                               corporate name should be
                                               inserted and the proxy
                                               signed by an officer of
                                               the corporation,
                                               indicating his title.